Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement with which this consent is filed of our report dated February 18, 2011, relating to the consolidated balance sheet of Hydro-Québec as at December 31, 2010, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for the year then ended appearing in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in the prospectus constituting Part I of this Registration Statement.

/s/ KPMG LLP	/s/ Ernst & Young LLP	/s/ Michel Samson
KPMG LLP	Ernst & Young LLP	Michel Samson, CA auditor
Chartered Accountants	Chartered Accountants	Acting Auditor General of Québec

Montréal, Québec

December 22, 2011